Exhibit 99.1

Corporate Headquarters

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4638

Tel 856.228.8100

Fax 856.228.6673 (sales)

Fax 856.228-0653 (finance/legal)

www.metrologic.com

Metrologic Announces Financial Results for the

First Quarter 2006

Updates Guidance for Full Year 2006

Teleconference 8:30 a.m. Wednesday, May 10, 2006

Blackwood, New Jersey – May 9, 2006 — Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG) today announced financial results for the quarter ended March 31, 2006 with total revenue of approximately $60.2 million and net income of $4.4 million or $0.19 per fully diluted share. Excluding the effects of the adoption of SFAS No. 123(R), Share-Based Payments, which for the first quarter 2006 totaled $1.0 million net of income taxes or $0.04 per fully diluted share, net income was $5.3 million or $0.23 per fully diluted share.

Financial Results and First Quarter Highlights

•	Revenue for the first quarter of 2006 increased by 28.6% to $60.2 million as compared to $46.9 million in the first quarter of 2005. This is the second highest revenue quarter and the highest revenue first quarter in the Company’s history.

•	For the quarter, gross margin was 39.6% versus 42.9% for the first quarter 2005. Gross margin for the first quarter 2006 was primarily impacted by increased royalty expense associated with certain products in the Data Capture and Collection business segment as well as product mix due to the continued growth in shipments to Tier 1 retailers, especially for newer products and an increase in warranty reserves and raw material obsolescence resulting from product redesign initiatives.

•	Operating expense as a percentage of revenue was 28.7% for the first quarter 2006 as compared to 28.5% in the first quarter 2005. This is primarily due to an increase in selling, general and administrative (SG&A) expenses as a result of increased legal spending related to ongoing litigation. It is anticipated that an elevated level of legal expense will continue for the remainder of 2006.

•	Net income for the first quarter 2006 was $4.4 million, or $0.19 per fully diluted share, an increase of 11.8% as compared to $3.9 million or $0.17 per fully diluted share in the first quarter 2005.

•

Beginning January 1, 2006, the Company was required to adopt SFAS No. 123(R), Share-Based Payment, which requires the expensing of share-based compensation cost. If the Company had not been required to adopt SFAS No. 123(R), normalized gross margin would have been 40.1%, an increase of 0.5%. Operating expense would have been $16.1 million versus $17.3 million, a decrease of $1.2 million or 7.5%. Net income would have been approximately $5.3 million or $0.23 per fully diluted share, an increase of $1.0 million or $0.04 per fully diluted share on a normalized basis. Comparable results for the first quarter 2005 do not reflect the effects of adopting SFAS No. 123(R), which was not yet in effect. Please refer to the reconciliation of GAAP-results to non-GAAP results included with the financial statements in this release.

The non-GAAP data is intended to provide investors with a more complete understanding of our financial results but must be used in conjunction with our GAAP-results and not on a stand-alone basis.

•	The Data Capture and Collection business segment posted robust revenue growth of 37.6% in the first quarter 2006, with revenue of $50.3 million as compared to $36.5 million in the first quarter 2005, reflecting continued strong demand from both Tier 1 retailers and Channel partners. Revenue from the Industrial Automation/Optical Systems business segment decreased slightly by 3.5% for the first quarter 2006 to $10.0 million, versus $10.3 million in the comparable quarter of 2005.

•	On a geographic basis, The Americas posted a 23.6% revenue increase to $27.9 million for the first quarter 2006 as compared to $22.6 million in the first quarter 2005, primarily as a result of robust Channel sales growth. Continued strong demand from Tier 1 retailers coupled with new product traction in the Europe/Middle East/Africa (EMEA) region resulted in a 43.7% revenue increase to $27.1 million for the quarter, as compared to $18.9 million in the first quarter 2005. Sales for the first quarter in the Asia/Pac region were $5.2 million, a decrease of 3.5% compared to $5.4 million in the first quarter 2005.

•	Our growth strategy includes developing a strong presence in the RFID (Radio Frequency Identification) market. On May 8, the Company announced the acquisition of all of the assets of Visible-RF, LLC, a privately held start-up company located in Needham, MA, whose advanced technology combines Radio Frequency communications with bi-stable display materials. Metrologic also announced a strategic partnership with MaxID, which has resulted in two recently introduced RFID readers for the North American market.

•	As the Company continues to search for a replacement Chief Executive Officer (CEO), C. Harry Knowles, Metrologic’s Chairman of the Board, has been appointed CEO on an interim basis, effective May 15. The Board of Directors is aggressively searching for a replacement and is evaluating both internal and external candidates.

2006 Full Year Outlook

Metrologic also updated its guidance for the full year 2006. Revenue is expected within a range of $245.0 million to $255.0 million. The Company expects gross margin to be in the range of 40.0% to 42.0% for the year, with the expectation that wide variances may occur quarter to quarter due to product mix, business segment contribution and other factors. Net income for 2006 will be impacted by discretionary spending associated with our previously announced strategic initiatives and is expected to be $19.0 million to $21.0 million, or $0.82 to $0.91 per fully diluted share, including the estimated annual compensation expense for options issued and outstanding as of March 31, 2006 in accordance with SFAS No. 123(R). Excluding the effects of SFAS No. 123(R), net income is expected to be $22.0 million to $24.0 million, or $0.95 to $1.03 per fully diluted share. SFAS No. 123(R) became effective for Metrologic as of January 1, 2006. Other factors to consider include an assumed rate for the Euro of $1.20 to $1.25 to the US Dollar and an effective annual tax rate of 36%. These statements do not consider the effect of any acquisitions, dispositions, the results of litigation or other significant Company events that may take place during the year.

Conference Call Information

The Company will host a conference call for investors on Wednesday, May 10 at 8:30 AM ET. The dial-in numbers for the teleconference are: (800) 967-7184 (Domestic/Canada) or (719) 457-2633 (International). Those interested in participating in the conference call should dial in at least 10 minutes prior to commencement of the call. The audio for the conference call will also be available as an audio web cast that can be accessed through the Metrologic web site at www.metrologic.com by clicking on the banner and following the instructions. Also available through our web site will be a graphical presentation that will be referred to throughout the conference call. The graphical presentation will be available for download and printing approximately 30 minutes before the start of the conference call.

About Metrologic

Metrologic Instruments, Inc. (“Metrologic” or the “Company”) is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic’s sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit www.metrologic.com.

Forward Looking Statements

Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic’s new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic’s products; Metrologic’s ability to control manufacturing and operating costs as well as product and revenue mix which affect future profitability; the effect of current and pending legislation on the Company’s effective annual tax rate; technological changes in the data capture industry, including the adoption of imaging-based and RFID technologies; availability of patent protection for Metrologic’s vision-based technologies, and other products; the results of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words “believes”, “expects”, “may”, “should”, “seeks”, or “anticipates”, and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors, please see Metrologic’s reports filed with the Securities and Exchange Commission.

For more information contact:

Ann Anthony – Director, Investor Relations

856.228.8100

Email: a.anthony@metrologic.com

Metrologic Instruments, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Sales	$60,235	$46,851
Cost of sales	36,409	26,733

Gross profit	23,826	20,118
Selling, general and administrative expenses	14,787	11,395
Research and development expenses	2,486	1,952

Operating income	6,553	6,771
Net interest income (expense)	(131)	22
Other income (expense)	390	(697)

Income before income tax expense	6,812	6,096
Income tax expense	2,452	2,195

Net income	$4,360	$3,901

Earnings per share:
Basic	$0.19	$0.18
Diluted	$0.19	$0.17
Weighted average number of common shares outstanding:
Basic	22,431	21,907
Diluted	23,206	23,124

Metrologic Instruments, Inc.

Condensed Consolidated Balance Sheets

(all amounts in thousands)

	March 31, 2006	December 31, 2005*
	(Unaudited)
Cash and cash equivalents	$33,956	$49,463
Marketable securities	26,215	24,475
Accounts receivable, net	52,079	48,462
Inventories, net	33,712	29,364
Other current assets	5,470	6,400

Total current assets	151,432	158,164
Property, plant and equipment, net	20,548	20,402
Goodwill and other intangibles, net	42,802	43,103
Other assets	1,626	4,513

Total assets	$216,408	$226,182

Accounts payable and accrued expenses	$26,737	$46,709
Current portion of debt	16,571	18,433
Deferred contract revenue	782	739

Total current liabilities	44,090	65,881
Debt	0	3
Other liabilities	2,502	8
Total shareholders’ equity	169,816	160,290

Total liabilities and shareholders’ equity	$216,408	$226,182

*	Certain prior period amounts have been reclassified to conform to the current period presentation

Supplemental Sales Data

	Three Months Ended March 31,
	2006	% Total	2005	% Growth
By Geography
The Americas	$27,945	46.4%	$22,617	23.6%
EMEA	27,112	45.0%	18,866	43.7%
Asia/Pacific	5,178	8.6%	5,368	(3.5%)

	$60,235	100.0%	$46,851
By Business Segment
Data Capture and Collection	50,270	83.5%	36,528	37.6%
Industrial Automation/Optical Systems
Industrial Automation	2,483	4.1%	4,554	(45.5%)
Optical Systems	7,482	12.4%	5,769	29.7%

	$60,235	100.0%	$46,851

Metrologic Instruments, Inc.

Condensed Consolidated Statements of Operations

Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	Three Months Ended March 31, 2006
	Actual Before SFAS 123(R)	Effect of SFAS 123(R)	Actual as Reported
	(Unaudited)
Sales	$60,235	$0	$60,235
Cost of sales	36,088	321	36,409

Gross profit	24,147	(321)	23,826
Selling, general and administrative expenses	13,857	930	14,787
Research and development expenses	2,194	292	2,486

Operating income	8,096	(1,543)	6,553
Net interest income (expense)	(131)	0	(131)
Other income (expense)	390	0	390

Income before income tax expense	8,355	(1,543)	6,812
Income tax expense	3,007	(555)	2,452

Net income	$5,348	$(988)	$4,360

Earnings per share:
Basic	$0.24	$(0.05)	$0.19
Diluted	$0.23	$(0.04)	$0.19
Weighted average number of common shares outstanding:
Basic	22,431	22,431	22,431
Diluted	23,206	23,206	23,206